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IMMEDIATE RELEASE

For more information, contact:

Thomas E Cain  Blair Couey
Chairman of the Board  President
602-885-8512  979-543-3922
Tcain@focuscap.com  BCouey@mauritzandcouey.com

 EVANS SYSTEMS FINALIZES RESTRUCTURING WITH FOCUS CAPITAL EMERGING AS MC STAR

Bay City, Texas, June 26, 2002 - Led by Focus Capital Group (www.focuscap.com), an international turnaround and buy-out firm; Evans Systems, Inc. (Nasdaq:
EVSI.OB), a distributor of motor fuels and lubricants in Texas, today announced that it has executed a restructuring and refinancing of the company and will be doing business as MC Star.

Mauritz and Couey, in a private placement transaction, purchased 3,085,000 shares of common stock for $150,000 and is now the largest shareholder with 31% of outstanding shares. The company entered into an agreement with Mauritz and Couey of El Campo, Texas, a distributor of motor fuels and lubricants, to operate the company for cost re-imbursement and performance fees.

In a complete change of management and most directors, the Company appointed Mr. Blair Couey as President, Lee Anne Cooper as Secretary/Treasurer, Thomas E Cain as Chairman of the Board. New Directors include Blair Couey, Randy Clapp, Leah Jagot Kelley and Randal Dean Lewis with Director compensation changed to performance based. Ms. Kelley and Mr. Lewis will form the audit committee.

On June 20, 2002, the Company executed an agreement for a new revolving line of credit with Victoria Bank secured by Accounts Receivable, Inventory, and real property in Bay City. Total liabilities of 11.4M were reduced to approx 7.6M, with Net Income of negative $1.1, reported in the March 2002 10Q, becoming positive. Past due secured and unsecured creditors representing 9M were renegotiated and refinanced to approximately 5M of which 4.5M is a single 5 year note of interest only at 10% until maturity with no payments for six months.
The discounts were obtained through conveyance of the Companies vacant or idle properties, a 2.3M book value, to the private investment group, Cain, Strong and Smith, LP.

A gain of approximately $1.3M on a negative $2.263M in Shareholders Equity is achieved.

Warrants aggregating to 4,268,000 of common stock exercisable at $.05 per share was issued to settle outstanding creditors, conversion of options, and refinancing transaction fees. JPMorgan Chase has become a 10% shareholder together with holder of a Wish Note of $2M triggered by the stock reaching $5/share for 180 consecutive days within the next 10 years as part of the restructure. Restructuring costs were approximately $110,000.

Blair Couey states, "These actions are intended to reestablish ESVI's financial and operating stability". A new star is born; MC Star.